Exhibit 99.1

Pactiv Second Quarter Sales Grow 6 Percent; Posts Significant Free
Cash Flow

    LAKE FOREST, Ill.--(BUSINESS WIRE)--July 22, 2004--For the quarter ended June 30, Pactiv Corporation (NYSE:PTV) today announced that sales increased 6 percent to $858 million from $810 million in 2003. Earnings per share were $0.33. Excluding a $0.06 per share "restructuring and other" (restructuring) charge related to the Company's restructuring program announced March 15, earnings per share were $0.39, an increase of 5 percent from $0.37 per share last year. Earnings per share excluding the charge and non-cash pension income rose 10 percent.
    Net income was $52 million. Excluding the $8 million after-tax charge, net income of $60 million rose 2 percent from $59 million as volume growth, restructuring benefits, and the Company's ongoing productivity efforts offset higher energy-related costs, higher marketing support costs in Hefty(R) Consumer Products, and lower non-cash pension income.
    "Our performance in the quarter continued to reap the benefit of the improving economic environment," said Richard L. Wambold, Pactiv's chairman and chief executive officer. "We saw stronger broadbased demand for our products in North America. That growth, coupled with pricing actions, and our continuing focus on productivity improvement, mitigated a sizeable increase in raw material costs over last year's second quarter. Our growth and strong free cash flow generation clearly show the health of the business. Our focus on investing in a disciplined way and on real cash returns is creating value for our shareholders," Wambold continued.
    Free cash flow was $68 million, including $12 million after tax of restructuring-related payments, compared with $75 million last year. At the end of the quarter, the annualized return on capital employed reached 11.9 percent compared with 10.7 percent last year. In the quarter the Company repurchased 3.8 million shares of its stock. Year to date the Company has repurchased 7.6 million shares at an average price of $22.48.
    Gross margin of 28.8 percent was even with the first quarter and down 0.7 percentage points from 29.5 percent last year as volume gains, pricing actions, and productivity improvements partially offset unfavorable raw material costs, higher logistics costs, and the integration of the Rock-Tenn asset acquisition. Operating margin excluding the restructuring charge declined to 14.1 percent from 14.8 percent.
    For the six-month period, sales of $1.63 billion rose 7 percent from $1.53 billion. Net income was $52 million, or $0.33 per share, compared with $103 million, or $0.64 per share, last year. Excluding the restructuring charges, net income was $104 million, up 1 percent, and earnings per share were $0.67, up 5 percent. After spending $21 million after tax related to the restructuring program, year-to-date free cash flow was $132 million compared with $104 million last year, an increase of 27 percent.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $237 million rose 2 percent from $232 million reflecting a 7-percent volume increase, partially offset by higher promotion spending. As previously announced, the Company increased promotional support in this business during the quarter. This additional spending, a portion of which is deducted from sales, drove healthy volume gains in all major product lines and should also have a positive effect on growth in the second half.
    Operating income was $48 million, compared with $49 million last year. Operating margin was 20.3 percent compared with 21.1 percent last year primarily reflecting higher advertising and promotion spending and higher energy-related costs.
    Sales growth was led by strength in waste bags, partially driven by Hefty(R) CinchSak(R) Ultra tall kitchen and large trash bags and Hefty(R) HandySaks(TM) convenience bags, which were launched early in the year. Distribution of both products to the grocery and mass merchant channels is on track. Likewise, tableware volume increased in both the branded and private label businesses, and food bag volume was strong. In addition, Hefty(R) Consumer Products introduced cups to the market in May, and this product line is performing as expected.
    For the six-month period, sales of $437 million rose 4 percent from $421 million. Operating income before the restructuring charge was $89 million compared with $90 million last year. On the same basis, operating margin was 20.4 percent compared with 21.4 percent.

    Foodservice/Food Packaging

    Sales of $385 million rose 8 percent from $355 million last year due to volume growth in the base business and from acquisitions. The segment posted solid volume gains driven by strength in most product lines, particularly foodservice foam, agricultural products, and home meal replacement products. In the first quarter the Company introduced some new products for the fast food industry, and sales of those items continued to benefit the second quarter.
    Operating income of $50 million before the restructuring charge was even with last year. The benefit of higher volume, productivity improvements, and pricing actions offset higher energy-related costs. On the same basis, operating margin was 13.0 percent compared with
14.1 percent last year.
    For the six-month period, sales of $730 million increased 10 percent from $666 million. Operating income before the restructuring charge was $85 million compared with $82 million last year. On the same basis, operating margin was 11.6 percent compared with 12.3 percent.

    Protective and Flexible Packaging

    Sales for the Protective and Flexible Packaging segment of $236 million rose 6 percent from $223 million last year. The impact of improving North American protective packaging volume and favorable foreign exchange more than offset the effect on sales of closing the molded fiber plant in the United Kingdom as announced in March. North American volume growth reflected strong demand in inflatables, polyethylene foam items, and air cushioning products.
    Operating income excluding the restructuring charge was $20 million compared with $13 million last year. On the same basis, operating margin was 8.5 percent compared with 5.8 percent. The increase reflected higher North American volume, the benefits of the restructuring program, and ongoing productivity improvements, partially offset by lower European pricing.
    For the six-month period, sales were $466 million, an increase of 6 percent compared with $440 million. Operating income before the restructuring charge was $33 million compared with $27 million last year. On the same basis, operating margin was 7.1 percent compared with 6.1 percent.

    Outlook

    The volatility of raw material costs continues to be a source of uncertainty in projecting the near term earnings performance of the Company. Oil prices, because of concerns over supply disruptions, are very high. Chemical intermediates, particularly benzene used in polystyrene, have risen recently to unprecedented levels. As a result, in the past week, plastic resin suppliers announced substantial price increases. Market acceptance of these announced pricing actions is yet unknown.
    "We plan to react quickly to offset any additional resin cost increases with pricing actions of our own," Wambold said. "We believe any impact on earnings will be short-lived as our pricing actions should offset higher costs with a short lag. With respect to the third quarter, the target is earnings per share in a range of $0.40 to $0.43, excluding the impact of the restructuring charge. For the full year, while we still think we will generate earnings at the low end of our previously stated range of $1.53 to $1.60 per share excluding restructuring charges, we believe that it is appropriate to reflect the additional uncertainty, especially in the fourth quarter. Accordingly, we are revising full year earnings per share from continuing operations excluding restructuring charges to a range of $1.50 to $1.56 because of these recent developments. This estimate assumes that all of the announced cost increases go through, offset by some pricing actions and productivity gains on our part. We don't expect this to impact the basic health of our businesses, which are enjoying excellent growth and strong cash flow. We are revising our free cash flow projections for the year upward to a range of $230 million to $240 million including approximately $36 million of after-tax payments related to the restructuring, reflecting improved working capital management," Wambold concluded.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliation" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section as well as "volume gains ... should also have a positive effect on growth in the second half." These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $3.1 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 79 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.




                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                                       Three months      Six months
                                       ended June 30,   ended June 30,
                                      ---------------- ---------------
                                         2004    2003    2004    2003
                                      -------- ------- ------- -------


Sales                                    $858    $810  $1,633  $1,527

Costs and expenses
Cost of sales (excluding depreciation
and amortization)                         611     571   1,163   1,079
Depreciation and amortization              40      41      85      81
Selling, general, and administrative       85      79     166     153
Other (income) expense                      1      (1)      3      (1)
                                      -------- ------- ------- -------
Operating income before restructuring
  and other                               121     120     216     215
Restructuring and other                    14       -      84       -
                                      -------- ------- ------- -------

Operating income                          107     120     132     215


Interest expense, net                      25      24      50      48
Income tax expense                         30      36      30      63
Minority interest                           -       1       -       1
                                      -------- ------- ------- -------

Net income                                $52     $59     $52    $103
                                      ======== ======= ======= =======

Average common shares outstanding
 (diluted)                              154.4   160.6   155.9   160.9

Earnings per share
  Income from continuing operations
    before restructuring and other      $0.39   $0.37   $0.67   $0.64
  Restructuring and other               (0.06)      -   (0.34)      -
                                      -------- ------- ------- -------
Net earnings per share                  $0.33   $0.37   $0.33   $0.64
                                      ======== ======= ======= =======


Gross margin (before deprec. &
 amort.)                                 28.8%   29.5%   28.8%   29.3%
Operating margin
  Excluding restructuring and other      14.1%   14.8%   13.2%   14.1%
  Restructuring & other                  -1.6%    0.0%   -5.1%    0.0%
  Including restructuring and other      12.5%   14.8%    8.1%   14.1%


                          Pactiv Corporation
             Consolidated Statement of Financial Position



(In millions)

                                               June 30,   December 31,
                                                  2004        2003
                                              ------------ -----------

Assets
Current assets
   Cash and temporary cash investments               $119        $140
   Accounts and notes receivable                      395         374
   Inventories                                        398         399
   Other                                               65          69
                                              ------------ -----------
   Total current assets                               977         982
                                              ------------ -----------
Property, plant, and equipment, net                 1,454       1,522
                                              ------------ -----------
Other assets
   Goodwill                                           634         643
   Intangible assets, net                             291         298
   Pension assets, net                                204         195
   Other                                               65          66
                                              ------------ -----------
   Total other assets                               1,194       1,202
                                              ------------ -----------


   Total assets                                    $3,625      $3,706
                                              ============ ===========

Liabilities and shareholders' equity
Current liabilities
   Short-term debt, including current
    maturities of long-term debt                       $4          $5
   Accounts payable                                   224         198
   Other                                              281         271
                                              ------------ -----------
   Total current liabilities                          509         474
                                              ------------ -----------
Long-term debt                                      1,336       1,336
Pension and postretirement benefits                   558         576
Other liabilities                                     264         251
Minority interest                                       9           8
Shareholders' equity                                  949       1,061
                                              ------------ -----------

   Total liabilities and shareholders' equity      $3,625      $3,706
                                              ============ ===========


                          Pactiv Corporation
                 Consolidated Statement of Cash Flows



(In millions)

Six months ended June 30,                               2004     2003
                                                      -------  -------

Operating activities
Income from continuing operations                        $52     $103
Adjustments to reconcile income from continuing
 operations to cash provided by continuing operations
     Depreciation and amortization                        85       81
     Deferred income taxes                                14       30
     Restructuring and other                              52        -
     Noncash retirement benefits, net                    (24)     (30)
     Working capital                                     (10)     (35)
     Other                                                 -        6
                                                      -------  -------
Cash provided by operating activities                    169      155
                                                      -------  -------

Investing activities
Expenditures for property, plant, and equipment          (37)     (51)
Other                                                      1        1
                                                      -------  -------
Cash used by investing activities                        (36)     (50)
                                                      -------  -------

Financing activities
Issuance of common stock                                  19        8
Purchase of common stock                                (171)     (44)
Retirement of long-term debt                               -      (28)
Net increase (decrease) in short-term debt, excluding
  current maturities of long-term debt                    (1)      (1)
                                                      -------  -------
Cash used by financing activities                       (153)     (65)
                                                      -------  -------
Effect of foreign-currency exchange rate changes on
 cash and
  temporary cash investments                              (1)       1
                                                      -------  -------
Increase (decrease) in cash and temporary cash
 investments                                             (21)      41
Cash and temporary cash investments, January 1           140      127
                                                      -------  -------
Cash and temporary cash investments, June 30            $119     $168
                                                      =======  =======


                          Pactiv Corporation
                     Operating Results by Segment

(In millions)
                                   Foodservice Protective
                                        /         &
                                      Food     Flexible
                          Consumer  Packaging  Packaging Other  Total
                          -------- ---------- ---------- ----- -------
Three months ended June 30, 2004
----------------------------------
Sales                        $237       $385       $236    $-    $858
Acquisitions (a)                -        (18)         -     -     (18)
                          -------- ---------- ---------- ----- -------
Adjusted sales (c)            237        367        236     -     840
                          -------- ---------- ---------- ----- -------

Operating income before
  restructuring & other       $48        $50        $20    $3    $121
Restructuring & other           -          7          6     1      14
                          -------- ---------- ---------- ----- -------
Operating income               48         43         14     2     107
                          -------- ---------- ---------- ----- -------

Operating margin
  Excluding restructuring                                   NA
   and other                 20.3%      13.0%       8.5%         14.1%
  Restructuring & other       0.0%      -1.8%      -2.6%    NA   -1.6%
  Including restructuring                                   NA
   and other                 20.3%      11.2%       5.9%         12.5%

Three months ended June 30, 2003
----------------------------------
Sales                        $232       $355       $223    $-    $810
Foreign exchange (b)            -         (1)        10     -       9
                          -------- ---------- ---------- ----- -------
Adjusted sales (c)            232        354        233     -     819
                          -------- ---------- ---------- ----- -------

Operating income               49         50         13     8     120
                          -------- ---------- ---------- ----- -------

Operating margin             21.1%      14.1%       5.8%    NA   14.8%

Six months ended June 30, 2004
----------------------------------
Sales                        $437       $730       $466    $-  $1,633
Acquisitions (a)                -        (35)         -     -     (35)
                          -------- ---------- ---------- ----- -------
Adjusted sales (c)            437        695        466     -   1,598
                          -------- ---------- ---------- ----- -------

Operating income before
  restructuring & other       $89        $85        $33    $9    $216
Restructuring & other           4         26         53     1      84
                          -------- ---------- ---------- ----- -------
Operating income               85         59        (20)    8     132
                          -------- ---------- ---------- ----- -------

Operating margin
  Excluding restructuring                                   NA
   and other                 20.4%      11.6%       7.1%         13.2%
  Restructuring & other      -0.9%      -3.5%     -11.4%    NA   -5.1%
  Including restructuring                                   NA
   and other                 19.5%       8.1%      -4.3%          8.1%

Six months ended June 30, 2003
----------------------------------
Sales                        $421       $666       $440    $-  $1,527
Foreign exchange (b)            -          -         30     -      30
                          -------- ---------- ---------- ----- -------
Adjusted sales (c)            421        666        470     -   1,557
                          -------- ---------- ---------- ----- -------

Operating income               90         82         27    16     215
                          -------- ---------- ---------- ----- -------

Operating margin             21.4%      12.3%       6.1%    NA   14.1%

(a) Adjustment to current year sales for incremental sales from acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.

                          Pactiv Corporation

                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

 (In millions, except per-share amounts)
                                           Three months   Six months
                                            ended June    ended June
                                                30,           30,
                                           ------------- -------------
                                            2004   2003   2004   2003
                                           ------ ------ ------ ------
 Net income - US GAAP basis                  $52    $59    $52   $103

 Adjustments (net of tax) to exclude
 restructuring and other charges               8      -     52      -

                                           ------ ------ ------ ------
 Income from continuing operations - US
  GAAP basis excluding restructuring and
  other charges                               60     59    104    103

 Pension income                               (7)    (9)   (15)   (19)

                                           ------ ------ ------ ------
 Income from continuing operations
  excluding restructuring and other charges
  and pension income (a)                     $53    $50    $89    $84
                                           ====== ====== ====== ======

 Average common shares outstanding
  (diluted)                                154.4  160.6  155.9  160.9

 Diluted earnings per share
 Net - US GAAP basis                       $0.33  $0.37  $0.33  $0.64

 Adjustments to exclude restructuring
 and other charges                          0.06      -   0.34      -
                                           ------ ------ ------ ------

 Continuing operations excluding
  restructuring and other charges           0.39   0.37   0.67   0.64

 Pension income                            (0.05) (0.06) (0.10) (0.12)
                                           ------ ------ ------ ------

 Continuing operations excluding
  restructuring and other charges and
  pension income (a)                       $0.34  $0.31  $0.57  $0.52
                                           ====== ====== ====== ======

 Percent change - 2004 vs. 2003               10%           10%

(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income includes the after-tax impacts of restructuring and other charges and pension income. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and other charges and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                                           Three months   Six months
                                            ended June    ended June
                                                30,           30,
                                           ------------- -------------
                                            2004   2003   2004   2003
                                           ------ ------ ------ ------
 Cash flow provided by operating activities
  - US GAAP basis                            $86    $99   $169   $155
  Less: capital expenditures                 (18)   (24)   (37)   (51)
                                           ------ ------ ------ ------

  Free cash flow (b)                         $68    $75   $132   $104
                                           ====== ====== ====== ======


(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement, incremental investing, or financing activities, such as, but not limited to, acquisitions and share repurchases.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                  Return on Capital Employed (ROCE)
                         Dollars in millions

 Last 12 Months ended                6/30/2004  6/30/2003  6/30/2002
                                     ---------- ---------- ----------

 Operating income                         $383       $460
 Restructuring & other                      84          -
 Other (income) expense                      5         (1)
 Pension income                            (58)       (85)
                                     ---------- ----------
 Pretax NOPAT                              414        374
 Long-term cash tax rate                  30.0%      30.0%
 Taxes                                     124        112
                                     ---------- ----------
   NOPAT                                  $290       $262

 Short-term debt                            $4         $6         $5
 Long-term debt                          1,336      1,203      1,204
 Minority interest                           9         21          8
 Shareholders' equity                      949      1,008      1,725
 Pension assets                           (204)      (179)    (1,101)
 Pension and other postretirement
  benefit liabilities                      558        563         58
 Deferred tax on net pension
  assets/liabilities (@ 38%)              (135)      (146)       396
 Cash                                     (119)      (168)       (39)
 Synthetic lease adjustment                  -        169        169
                                     ---------- ---------- ----------
   Net capital employed                 $2,398     $2,477     $2,425

Average return on capital employed
 (a)                                      11.9%      10.7%

(a) "Return on capital employed (ROCE)" is defined as net operating profit after taxes (NOPAT) divided by the average capital employed in the business. The numerator is a measure of the company's profitability and is derived from operating income calculated in accordance with US GAAP. Likewise, the denominator is derived from the sum of the company's total debt, minority interest, and shareholders' equity, all of which have been calculated in accordance with US GAAP. The company's management believes ROCE, as defined, provides a useful measure of the company's effectiveness in managing operating assets and increasing shareholder value. The company's management uses ROCE to evaluate performance and, along with other factors, in determining management compensation.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2004

                              Three months ended   Twelve months ended
                               September 30, 2004   December 31, 2004
                             -------------------- --------------------
Diluted earnings per share      Low       High       Low       High
                               estimate  estimate   estimate  estimate
                             -------------------- --------------------
Continuing operations - US
 GAAP basis                      $0.39     $0.42      $1.11     $1.17
Adjustments to exclude
 restructuring
and other charges                 0.01      0.01       0.39      0.39
                             -------------------- --------------------

Continuing operations
 excluding restructuring and
 other charges (a)               $0.40     $0.43      $1.50     $1.56
                             ==================== ====================


                              Twelve months ended
                               December 31, 2004
                             --------------------
Free cash flow (in millions)    Low       High
                               estimate  estimate
                             --------------------
Cash flow provided by
 operating activities - US
 GAAP basis                       $340      $350
Less: capital expenditures        (110)     (110)
                             --------------------

Free cash flow (b)                $230      $240
                             ====================


(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income from continuing operations includes the after-tax effects of restructuring and other charges. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement, incremental investing, or financing activities, such as, but not limited to, acquisitions and share repurchases.

    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com